PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 59 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                            December 20, 1996
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes




               The Medium-Term Notes, Series C (Senior Fixed Rate Notes) (the "Notes"), as further described below and in the Prospectus Supplement under "Description of Notes --Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date.


Principal Amount:         $50,000,000

Maturity Date:            December 31, 2001

Interest Rate:            6.50% per annum

Interest Accrual Date:    December 31, 1996

Interest Payment  Dates:  Each December 31 and June 30, commencing June 30,
                          1997

Minimum  Denomination:    $1,000

Redemption  Percentage:   100%

Redemption Dates:         N/A


Annual Redemption
  Percentage Reduction:   N/A

Interest Payment Period:  Semi-annually

Specified Currency:       U.S. Dollars


Issue Price:              100%

Settlement Date
  (Original Issue Date):  December 31, 1996

Book Entry Note or
  Certificated Note:      Book Entry Note

Senior Note or
  Subordinated Note:      Senior Note

Total Amount of OID:      N/A

Original Yield
  to Maturity:            N/A

Initial Accrual
  Period OID:             N/A

Trustee:                  The Chase Manhattan Bank


CUSIP:                    61745EJH5


               Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                             MORGAN STANLEY & CO.
                                 Incorporated